FOR IMMEDIATE RELEASE

LCC Contact:
Nancy Feeney
Area Vice President
nancy_feeney@lcc.com
+1 703.873.2077

LCC Appoints Kenneth Young as Chief Executive Officer

MCLEAN, VA– Aug. 1, 2008 – The Board of Directors of LCC International, Inc. (NASDAQ:LCCI), announced the appointment of Mr. Kenneth Young to the role of President, Chief Executive Officer and a member of the Board of Directors. Mr. Young had previously served as President and Chief Operating Officer.

Young, 44, was appointed President and Chief Operating Officer in May 2008 and oversaw the Company’s worldwide operating businesses. Prior to that, he was Senior Vice President, Chief Marketing Officer and President of the Americas. Before joining LCC in 2006, Mr. Young served as Chief Operating Officer for Liberty Media’s Connectid™ mobile content subsidiary, as well as Senior Vice President and Chief Marketing Officer of Liberty Media’s TruePosition location based services organization. Before joining Liberty Media, Mr. Young spent over 16 years with the now AT&T Corporation and held senior management positions with Cingular Wireless, SBC Wireless, and Southwestern Bell Telephone operations.

Commenting on the appointment, Ms. Julie Dobson, Chairperson of the Board said, “In relatively short order, Kenny has proven himself as an adept leader with a keen understanding of our business. Kenny has a focus on improving near term results with a cost structure supported by known and predictable revenues.” Ms. Dobson concluded, “We are highly confident that Kenny has the capability and motivation to lead LCC in the commercial markets as well as to return the company to profitability.”

About LCC International, Inc.
Celebrating 25 years in the wireless industry, LCC International (NASDAQ: LCCI) is the recognized leader in providing wireless voice and data turn-key services to the telecommunications industry. Our service offering includes network services, business consulting, tools-based solutions, and training through our world-renowned Wireless Institute. The Company has worked with all major access technologies (including UMTS, EV-DO, HSDPA and WiMAX) and has participated in the success of some of the most sophisticated wireless systems in the world. LCC is unique in its ability to provide comprehensive turnkey services to wireless operators around the world. We bring local knowledge and global capabilities to our customers, offering innovative solutions, insight into cutting-edge developments and delivering solutions that increase business efficiencies. News and additional information are available at www.lcc.com.

Cautionary Note regarding forward-looking statements under the Private Securities Litigation Reform Act of 1995:

Information in this release regarding LCC’s expectations, beliefs, and intentions are forward-looking statements that involve risks and uncertainties. All forward-looking statements included in this release are based upon information available to LCC as of the date of this release, which may change, and LCC assumes no obligation to update any such forward-looking statement. These statements are not guarantees. Factors that could cause or contribute to differences from such expectations include, but are not limited to risks associated with international operations, challenges and costs arising from integration of new operations and other factors that may affect our business are discussed in LCC’s filings with the Securities and Exchange Commission, including our most recent annual report on Form 10-K and our quarterly reports on Form 10-Q.

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